Exhibit 23.2

CONSENT OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

As counsel to Enigma Software Group, Inc., we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement.

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

New York, New York

March 23, 2007